Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Keith Terreri	Diane McKenna
VP Finance and Treasurer	Director of Advertising & Brand Management
214-571-4641	214-571-4642
investor_relations@metropcs.com	media_relations@metropcs.com
MetroPCS Communications, Inc.
Announces Pricing of Initial Public Offering
DALLAS (April 19, 2007) – MetroPCS Communications, Inc. (NYSE:PCS) today announced its initial public offering of 50,000,000 shares of common stock priced at $23.00 per share. The Company is offering 37,500,000 shares of common stock and certain of the Company’s existing stockholders are offering 12,500,000 shares of common stock in the offering. The selling stockholders also granted the underwriters an option to purchase up to an additional 7,500,000 shares of common stock from existing stockholders to cover over-allotments, if any.
The shares will begin trading on April 19, 2007, on the New York Stock Exchange under the symbol “PCS”. The offering is expected to close on April 24, 2007, subject to customary closing conditions.
The joint book-running managers for the initial public offering are Bear, Stearns & Co. Inc., Banc of America Securities LLC, Merrill Lynch & Co. and Morgan Stanley. The co-managers for this offering are UBS Investment Bank, Thomas Weisel Partners LLC, Wachovia Securities and Raymond James.
This press release does not constitute an offer to sell or a solicitation of an offer to buy securities. The securities will not be sold in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Copies of the MetroPCS Communications, Inc. final prospectus related to this offering, when available, may be obtained by contacting: Bear, Stearns & Co., Prospectus Department, 383 Madison Avenue, New York, N.Y. 10179; Banc of America Securities LLC, Capital Markets Operations, Prospectus Fulfillment, 100 West 33rd Street, 3rd Floor, New York, N.Y. 10001 (dg.prospectus_distribution@bofasecurities.com); Merrill Lynch & Co., 4 World Financial Center, New York, N.Y. 10080, Attention: Prospectus Department; or Morgan Stanley, 180 Varick Street, New York, N.Y. 10014 (prospectus@morganstanley.com).
Statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to general market conditions, market conditions in the financial markets, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and MetroPCS Communications, Inc’s, filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE:PCS) is a provider of unlimited wireless communications service for a flat rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 140 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Las Vegas, Los Angeles, San Francisco and Sacramento. Currently, MetroPCS has over 3 million subscribers and offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, San Francisco, and Sacramento metropolitan areas.
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